File No.  333-
                                                                       --------


   As filed with the Securities and Exchange Commission on February 27, 1998.

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               CHEMFAB CORPORATION
--------------------------------------------------------------------------------
             (Exact name of issuer as specified in its charter)


    Delaware                                                 03-0221503
---------------------                                       ----------------
(State or other jurisdiction                                (I.R.S. Employer
or incorporation or organization)                           Indemnification No.)


701 Daniel Webster Highway,   Merrimack, New Hampshire        03054
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                      (Zip Code)


     CHEMFAB CORPORATION THIRD AMENDED AND RESTATED 1991 STOCK OPTION PLAN
     ---------------------------------------------------------------------
                            (Full title of the plan)


      John W. Verbicky              Copy to:          David L. Engel, Esq.
      Chief Executive Officer                         Bingham Dana LLP
      Chemfab Corporation                             150 Federal Street
      701 Daniel Webster Highway                      Boston, MA  02110
      Merrimack, NH  03054
--------------------------------------------------------------------------------
                    (Name and address of agent for service)


      (603) 424-9000                                  (617) 951-8000
--------------------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)


                        CALCULATION OF REGISTRATION FEE

Title of        Amount        Purposed Maximum Proposed Maximum    Amount of
Securities to   to be         Offering         Aggregate Offering  Registration
be Registered   Registered    Price Per Share  Price               Fee
--------------------------------------------------------------------------------
Common Stock,
$.10 Par Value  450,000 (1)   (2)              (2)               $2,672.00


(1) Consists of 450,000 shares subject to issuance upon exercise of stock options granted or to be granted under the Plan, which shares are being registered for resale hereby.

(2) Estimated pursuant to Rule 457(h) solely for the purpose of determining the registration feel. It is not known how many shares will be purchased under the Plan or at what price such shares will be purchased. The purpose maximum aggregate offering price per share and the proposed maximum aggregate offering price have been calculated assuming the issuance of shares of Common Stock upon exercise of stock options to be granted under the Plan at an assumed exercise price of $20.125 per share, which price was the average of the high and low prices of the Registrant's Common Stock reported in the consolidated trading system of the New York Stock Exchange on February 24, 1998.

   Pursuant to Rule 429 promulgated under the Securities Act of 1933, as amended, the Prospectus included in this Registration Statement is a combined Prospectus that relates also to Registration Statements on Form S-8 (File No. 33-61946 and File No. 333-07139) previously filed by the Registrant on April 30, 1993 and on June 28, 1996, respectively.


                               EXPLANATORY NOTE

      On April 30, 1993, the Registrant filed a Registration Statement on Form S-8 (File No. 33-61946) (hereinafter, the "First Registration Statement") for purposes of effecting the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) 500,000 shares (which became 750,000 shares, as a result of a 3-for-2 stock dividend of the Registrant's Common Stock effected on February 22, 1996 (the "Stock Dividend")) of common stock, $0.10 par value per share ("Common Stock"), issuable by the Registrant upon exercise of stock options granted or to be granted by the Registrant under its 1991 Stock Option Plan (the "1991 Plan"), and (ii) 50,000 shares (which became 75,000 shares, as a result of the Stock Dividend) of Common Stock issuable by the Registrant upon exercise of stock options granted or to be granted by the Registrant under its 1991 Chemfab Employee Stock Option Plan. Subsequently, the Company amended and restated the 1991 Plan (the 1991 Plan, as so amended and restated, being referred to as the "First Amended and Restated 1991 Plan") for purposes of, among other things, increasing the aggregate number of shares of Common Stock subject to issuance under the Amended and Restated 1991 Plan from 750,000 to 1,500,000 shares. On June 28, 1996, the Registrant filed a second Registration Statement on Form S-8 (File No. 333-07139) (hereinafter, the "Second Registration Statement") for purposes of effecting the registration under the Securities Act of 1,270,875 shares (including the 750,000 shares previously registered) of Common Stock for issuance for issuance upon exercise of stock options granted under the First Amended and Restated 1991 Plan.

      Thereafter, the Company twice amended and restated the First Amended and Restated 1991 Plan (the First Amended and Restated 1991 Plan, as so amended and restated, being referred to as the "Third Amended and Restated 1991 Plan") for purposes of, among other things, increasing the aggregate number of shares of Common Stock subject to issuance under the Third Amended and Restated 1991 Plan from 1,500,000 to 1,950,000 shares.

      This Registration Statement on Form S-8 has been prepared and filed pursuant to and in accordance with the requirements of General Instructions C and E to Form S-8 for purposes of (i) effecting the registration under the Securities Act of the additional 450,000 shares of Common Stock subject to issuance upon exercise of stock options granted or to be granted under the Third Amended and Restated 1991 Plan, and (ii) including a Prospectus prepared in accordance with the requirements of Part I of Form S-3 (the "Reoffer Prospectus"), which Reoffer Prospectus may be used by certain selling stockholders of the Registrant to reoffer for resale those shares of Common Stock registered pursuant to this Registration Statement or the First or Second Registration Statements that have been acquired or will be acquired by such selling stockholders upon exercise of stock options granted or to be granted to them under the Third Amended and Restated 1991 Plan.

      Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates herein by reference the contents of the First and Second Registration Statements, except for the contents of Item 8 of the First Registration Statement, the Exhibit Indices thereto and the Exhibits filed therewith.


                            UP TO 1,950,000 SHARES
                             CHEMFAB CORPORATION
                                 COMMON STOCK

This Prospectus relates to the offer and sale of up to 1,950,000 shares (the "Shares") of common stock, $0.10 par value per share (the "Common Stock"), of Chemfab Corporation (the "Company") that have been or will have been issued upon exercise of stock options granted or to be granted under the Company's Third Amended and Restated 1991 Stock Option Plan to the officers and directors of the Company named herein (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.

The Company's Common Stock trades on the New York Stock Exchange ("NYSE") under the symbol "CFA." On February 24, 1998, the closing sale price of the Common Stock, as reported by the NYSE, was $20.125 per share.


        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-MISSION NOR HAS
                   THE SECURITIES AND EXCHANGE COMMISSION OR
         ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
            ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.



                                                                    Proceeds to
                           Price to              Discounts           Selling
                            Public            and Commissions      Stockholders

     Per Share               (1)                   (1)(2)            (1)(2)
     Total                   (1)                   (1)(2)            (1)(2)



(1) All or a portion of the Shares offered hereby may be sold by the Selling Stockholders from time to time in one or a combination of the following transactions: (a) transactions (which may involve block transactions) on the New York Stock Exchange, or otherwise, at market prices prevailing at the time of sale or at prices related to such prevailing market prices; or (b) privately negotiated transactions at negotiated prices. The Selling Stockholders may effect such transactions by selling such Shares directly to purchasers or by selling such Shares to or through brokers or dealers and such brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of such Shares for whom such brokers or dealers may act as agent, or to whom they sell as principal, or both. See "Plan of Distribution."

(2) All of the expenses of this offering, which are estimated at $8,500, will be paid by the Company. The Company will not be responsible for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the shares offered hereby, which will be borne by the Selling Stockholders.


                               February 27, 1998



                             AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the Commission's Office of Public Reference at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549 and at the Commission's New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or, with respect to certain of such material, through the Commission's World Wide Web site (http://www.sec.gov). The Common Stock is listed on the New York Stock Exchange and reports, proxy statements and other information concerning the Company can be inspected at the New York Stock Exchange at 20 Broad Street, 7th Floor, NYSE/SEC Library, New York, NY 10005.

      The Company has filed with the Commission a Registration Statement on Form S-8 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in that Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and its Common Stock, reference is hereby made to the Registration Statement and to the schedules and exhibits filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or other document so filed, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits and schedules thereto, may be copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies also may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997; (2) all reports previously filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the Company's 1997 fiscal year; and (3) the description of the Common Stock contained in the Company's registration statement filed with the Commission under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

      In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents

      Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of (1) any of the documents incorporated by reference herein (but excluding any and all of the exhibits to such documents), and (2) copies of all reports, proxy statements and other communications distributed by the Company to its security holders generally (but only to the extent such reports, proxy statements and other communications shall not have otherwise been received by such person). Requests should be addressed to Chemfab Corporation, Attention: Secretary, 701 Daniel Webster Highway, Merrimack, New Hampshire 03054.

                           FORWARD-LOOKING STATEMENTS

      Except for the historical information contained herein, the matters discussed in this Prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from those projected or suggested is contained in the Company's Annual Report on From 10-K for the fiscal year ended June 30, 1997 which has been filed with the Securities and Exchange Commission and is incorporated herein by reference. Investors are also directed toward information concerning certain risks and uncertainties contained in documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.


                                  THE COMPANY

      The Company, together with its consolidated subsidiaries, develops, manufactures and markets polymer-based engineered products and materials systems for use in severe service environments. Its products typically consist of fiber-reinforced flexible composites, coated or laminated with fluoropolymers, and specialty fluoropolymer films. Worldwide end-use applications are in electrical, environmental, food processing, architectural, aerospace, communications, laboratory test, protective systems and other industrial markets. The Company's principal executive offices are located at 701 Daniel Webster Highway, Merrimack, New Hampshire 03054, and its telephone number is
(603) 424-9000.


                                USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.


                            SELLING STOCKHOLDERS

The following table sets forth the names of the Selling Stockholders, the number of outstanding shares of Common Stock of the Company beneficially owned by each ofthem as of January 31, 1998, and the number of such shares available for resale hereunder by each of them. Since each of the Selling Shareholders may sell all or any portion of shares of Common Stock available for resale hereunder by such Selling Stockholder, no estimate can be given as to the amount of shares of Common Stock that will be held by such Selling Stockholder upon termination of this offering.

                                                            Number Of
                                      Shares             Shares Available
Name                            Beneficially Owned (1)    for Resale (2)
--------------------------      ----------------------   ----------------

Hilary A. Arwine(3)                       750                23,000
Paul M. Cook(4)                       358,960                36,000
Warren C. Cook(5)                     192,327                36,000
Michael P. Cushman(6)                  19,423                37,000
Robert E. McGill, III(7)               17,500                12,000
James E. McGrath(8)                    28,500                24,000
Duane C. Montopoli(9)                 181,750               100,500
Moosa E. Moosa(10)                     15,750                50,000
Nicholas Pappas(11)                    49,500                62,000
Thomas C. Platt III(12)                   200                40,000
Charles Tilgner III(13)                19,872                23,550
John W. Verbicky(14)                   54,126               185,500


(1) Unless otherwise noted, each person identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. Includes an aggregate of 428,890 shares of Common Stock subject to stock options held by the Selling Stockholders that can be exercised to purchase such shares on or before April 1, 1998, as follows:
     52,500 shares for Mr. Paul Cook, 52,500 shares for Mr. Warren Cook, 11,250 shares for Mr. Moosa, 10,500 shares for Mr. McGill, 22,500 shares for Mr. McGrath, 143,000 shares for Mr. Montopoli, 750 shares for Ms. Arwine, 45,500 shares for Mr. Pappas, 19,189 shares for Mr. Cushman, 17,075 shares for Mr. Tilgner, 54,126 shares for Mr. Verbicky and 0 shares for Mr. Platt.

(2) Consists of outstanding options granted to the Selling Stockholders pursuant to the Company's Third Amended and Restated 1991 Stock Option Plan.

(3)  Ms. Arwine is the Company's Corporate Controller.

(4) Includes 306,460 shares held by the Paul and Marcia Cook Living Trust, as to which Mr. Cook and his wife share voting and investment power.
     Mr. Cook is a director of the Company.

(5) Includes 85,500 shares held in trust for the benefit of Mr. Cook's two children, as to which Mr. Cook has no voting or investment power and disclaims beneficial ownership. Mr. Cook is a director of the Company.

(6) Includes 224 shares held by Mr. Cushman's children, as to which Mr. Cushman disclaims beneficial ownership. Mr. Cushman is the Company's Vice
     President - Americas Business Group.

(7)  Mr. McGill is a director of the Company.

(8)  Mr. McGrath is a director of the Company

(9) Includes 4,500 shares held by Mr. Montopoli as custodian for his two children, as to which Mr. Montopoli disclaims beneficial ownership. Mr. Montopoli is a director of the Company

(10) Mr. Moosa is Vice President-Finance, Treasurer and Chief Financial Officer of the Company.

(11) Mr. Pappas is a director of the Company.

(12) Mr. Platt is the Company's Vice President - General Counsel, Administration and Secretary.

(13) Includes 15 shares held by Mr. Tilgner's wife, as to which Mr. Tilgner disclaims beneficial ownership. Mr. Tilgner is the Company's Vice President and Director of U.S. Operations and Engineering.

(14) Mr. Verbicky is the Company's President and Chief Executive Officer, and a director.



                              PLAN OF DISTRIBUTION

     All or a portion of the Shares offered hereby may be sold by the Selling Stockholders from time to time in one or a combination of the following transactions: (a) transactions (which may involve block transactions) on the New York Stock Exchange, or otherwise, at market prices prevailing at the time of sale or at prices related to such prevailing market prices; or (b) privately negotiated transactions at negotiated prices. The Selling Stockholders may effect such transactions by selling such Shares directly to purchasers or by selling such Shares to or through brokers or dealers and such brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of such Shares for whom such brokers or dealers may act as agent, or to whom they sell as principal, or both.

     In addition to sales pursuant to this Prospectus, Selling Stockholders may also effect sales of all or any portion of the Shares pursuant to Rule 144 promulgated under the Securities Act.

     All expenses incurred in connection with this offering will be borne by the Company, except for any discounts, concessions, commissions or other compensation due to any broker or dealer in connection with the sale of any of the Shares offered hereby, which will be borne by the Selling Stockholders.


                                    EXPERTS

      The consolidated financial statements of Chemfab Corporation appearing in Chemfab Corporation's Annual Report (Form 10-K) for the year ended June 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

      The validity of the Shares of Common Stock being offered hereby is being passed upon by Thomas C. Platt III, Esq., Vice President - General Counsel, Administration and Secretary of the Company. As of January 31, 1998, Mr. Platt beneficially owned 200 Shares of Common Stock and unvested options to acquire 40,000 Shares of Common Stock.





     No dealer, sales representative,
or any other person has been authorized           1,950,000 SHARES
to give any information or to make any
representations in connection with this
offering other than those contained in
this Prospectus, and, if given or made,
such information or representations
must not be relied upon as having been
authorized by the Company or any
Selling Stockholder. This Prospectus
does not constitute an offer to sell or
a solicitation of an offer to buy any
securities other than the shares of
Common Stock to which it relates or an
offer to, or a solicitation of, any
person in any jurisdiction where such
an offer or solicitation would be
unlawful. Neither the delivery of this
Prospectus nor any sale made hereunder
shall, under any circumstances, create
an implication that there has been no
change in the affairs of the Company
since the date hereof or that
information contained herein is correct
as of any time subsequent to the date
hereof.


            ---------------
            TABLE OF CONTENTS                    CHEMFAB CORPORATION

            ---------------


                                   Page
                                   ----

Available Information              2               COMMON STOCK
Incorporation of Certain Documents
  by Reference                     2
The Company                        3
Use of Proceeds                    3
Selling Stockholders               4
Plan of Distribution               6
Experts                            6             -------------------
                                                     PROSPECTUS
                                                 -------------------

                             February 27, 1998




                                     PART II
                                     ------

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.     Exhibits
--------------------

The following exhibits are filed as part of this Registration Statement:

3(a) The Certificate of Incorporation of the Registrant filed as Exhibit 3(a) to the Registrant's Registration Statement Form S-1 (File No. 2-85949) filed November 10, 1983, as amended by an amendment filed as
        Exhibit 3(a) to the Registrant's Form 8 filed on November 5, 1987, and as amended further by an amendment filed as Exhibit 3(a)(i) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 29, 1991, is incorporated herein by reference.

3(a)(1) Certificate of Amendment to Certificate of Incorporation of the Company (effective November 6, 1991) as filed as Exhibit 3(a)(1) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 29, 1992, is incorporated herein by reference.

3(b) By-Laws of the Registrant filed as Exhibit 3(b) to the Registrant's Registration Statement on Form S-1 (File No. 2-85949) filed November 10, 1983, are incorporated herein by reference.

4(a) Specimen Common Stock Certificate, as filed as Exhibit 4(a) to the Company's Annual Report on Form 10-K for the year ended June 30, 1997, is incorporated herein by reference.

4(b)    See Exhibit 3(a)(1) above.

4(c)    See Exhibit 3(b) above.

4(d)(1) Third Amended and Restated Chemfab Corporation 1991 Stock Option
        Plan.

4(d)(2) Forms of Stock Option Agreements under the Registrant's Amended and
        Restated 1991 Stock Option Plan, filed as Exhibit 10(a)(8) to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, are incorporated herein by reference.

4(d)(3) Form of Stock Option Agreements under Plan, for Officers, Directors,
        Director Consultants, and Non-Officer Employees relative to options issued on or after the effective date of Amendment No. 2 to the Plan (see Exhibit 10(a) (12) to the Company's Quarterly Report on Form 10-Q for the quarter ended September 27, 1997).

(5) Opinion and Consent of Thomas C. Platt III, Esq. as to the legality of the securities being registered.

(23)(a) Consent of Ernst & Young LLP.

(23)(b) Consent of Thomas C. Platt III - included in Exhibit 5.

(24)    Power of Attorney.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Merrimack, State of New Hampshire, on the 27th day of February 1998.


                              CHEMFAB CORPORATION

                              By:  /s/ John W. Verbicky
                                   ------------------------------
                                   John W. Verbicky
                                        President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                   Title                         Date

/s/ John W. Verbicky        President, Chief Executive         February 27, 1998
--------------------------  Officer and Director
John W. Verbicky

/s/ Moosa E. Moosa          Vice President-Finance,            February 27, 1998
-------------------------   Treasurer and Chief Financial
Moosa E. Moosa              Officer (principal financial
                            officer)

/s/ Hilary A. Arwine        Corporate Controller               February 27, 1998
-------------------------   (principal accounting officer)

Hilary A. Arwine

          *                 Director                           February 27, 1998
--------------------
Paul M. Cook

          *                 Director                           February 27, 1998
--------------------
Warren C. Cook

          *                 Director                           February 27, 1998
--------------------
Robert E. McGill III

          *                 Director                           February 27, 1998
--------------------
James E. McGrath

          *                 Director                           February 27, 1998
--------------------
Duane C. Montopoli


Signature                   Title                         Date
---------                   -----                         ----

          *                 Director                           February 27, 1998
--------------------
Nicholas Pappas


* By      /s/ John W. Verbicky
    --------------------------
     John W. Verbicky
      Attorney-in-Fact